                                                                   EXHIBIT 10.1

                          AGREEMENT FOR ACQUISITION
                                       OF
                              COLOR ME MINE, INC.



          THIS AGREEMENT FOR ACQUISITION ("Agreement") is made as of the 25th day of March, 1996 among Koo Koo Roo, Inc., a Delaware corporation ("Buyer"), on the one hand, and Robin Monroe ("Robin") and Josh Culver ("Josh"), on the other hand. Robin and Josh are sometimes hereinafter referred to collectively as the "Selling Parties".

                                    RECITALS

          A. Selling Parties own all of the issued and outstanding shares of the capital stock of Color Me Mine, Inc., a California corporation ("Corporation") and desire, subject to the terms and conditions of this Agreement, to sell ninety percent (90%) of the shares of the Corporation ("Shares") to the Buyer.

          B. Subject to the terms and conditions of this Agreement, the Buyer desires to purchase the Shares.

          NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKINGS HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

                                  ARTICLE ONE
                          PURCHASE AND SALE OF SHARES

          1. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Selling Parties will transfer and convey the Shares to the Buyer, and the Buyer will acquire the Shares from Selling Parties.

                                  ARTICLE TWO
                    CONSIDERATION FROM THE BUYER AT CLOSING

          2. As full payment for the transfer of the Shares by Selling Parties to the Buyer, the Buyer shall deliver at the Closing, in accordance with the provisions of Article 11 of this Agreement, the following:

              2.1 Two Hundred Seventy-Seven Thousand (277,000) shares of the Buyer's common stock issued to the Selling Parties,

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fully paid and nonassessable, subject to applicable state and federal restrictions against transfer, with respect to so many of such shares as shall have a fair market value of $900,000 at the time the registration statement is filed, the Buyer shall file a registration statement with the Securities and Exchange Commission ("Commission") within 12 months of the Closing, which registration statement shall remain effective for a period of one year from the first anniversary of the Closing Date (as defined herein). The "fair market value" of the Company's common stock shall be the average of the closing bid and asked price for the Company's common stock as listed on NASDAQ or an equivalent exchange during the 10 consecutive trading days immediately preceding the date of filing the registration statement.

              2.2 One Hundred Thousand (100,000) shares of the Buyer's common stock shall be issued to the Selling Parties, fully paid and nonassessable, subject to applicable state and federal securities laws restrictions against transfer, to be held in escrow ("Escrowed Shares") by Harry S. Stahl, Esq. ("Escrow Holder"), for a period of 36 months from the Closing Date. During such 36 month period, Selling Parties shall have voting and dividend rights with respect to the Escrowed Shares.

              2.3 The Buyer further agrees that until the effective date of a registration statement filed for an initial public offering of the Corporation's shares or shares of a surviving corporation into which it is merged, the Selling Parties' 10% interest in the Corporation shall not be diluted by the issuance of stock, warrants, options, preferred stock with conversion rights, convertible debentures, or other grants of rights or interests in the Corporation which, if issued, exercised or converted would have the effect of diluting the Selling Parties' interest in the Corporation at the Closing to less than ten percent (10%) of the issued and outstanding shares of the Corporation after the issuance of all shares required to be issued or reserved for issuance pursuant to any agreements, warrants, options, or other rights granted with respect to the Corporation's capital stock of any class, unless approved by the unanimous consent of the Corporation's Board of Directors.

                                 ARTICLE THREE
                        OTHER AGREEMENTS OF THE PARTIES

          3.  The Buyer and Selling Parties further agree that:

              3.1  MANAGEMENT CONTRACTS.

          The Buyer and the Selling Parties shall prepare and execute, prior to the Closing Date, management contracts between the Corporation and Josh and Robin, respectively. Each such management contract shall contain the following terms:

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          (a) Annual minimum salary of Fifty Thousand Dollars ($50,000) to be increased as determined by the Corporation's Board of Directors after the first twelve month period.

          (b) Performance bonus equal to 5% of the second million of income of the Corporation; 4% of the third million, and 3% of the next eight million, where "income" means the pre-tax income of the Corporation calculated before any allocation of the Buyer's overhead charged to the Corporation but after any charges from the Buyer to the Corporation which are approved by the unanimous written consent of the Corporation's Board of Directors.

          (c) All compensation shall be paid whether or not the management contracts are terminated.

          (d) Robin shall serve as President, and Josh as Vice President, of the Corporation, until changed by the unanimous consent of the Corporation's Board of Directors.

          (e) Robin and Josh shall serve as directors on the Corporation's Board
(i) so long as they are employed by the Corporation, or (ii) so long as they hold a ten percent (10%) interest in the Corporation and Robin and Josh have not been terminated for cause (as "cause" is defined in the management contracts referred to in this Paragraph 3.1) or have not voluntarily terminated their own employment other than for "Good Reason," hereby defined as any one or more of the following, occurring without the express written consent of Robin and Josh:
(a) the assignment to Robin or Josh, as the case may be, of any duties inconsistent with his or her status or a substantial alteration in Robin or Josh's title (other than a change which solely reflects the Corporation's status as a division or subsidiary of another entity, resulting from a Change in Control), or the nature of Robin's or Josh's responsibilities; (b) the Corporation's requiring Robin or Josh to be based anywhere outside a 25-mile radius from the location at which Robin or Josh was based as of the Closing Date; (c) after a Change in Control, a reduction by the Corporation in Robin or Josh's annual base salary as in effect immediately prior to a Change in Control;
(d) after a Change in Control, the failure of the Corporation to grant Robin or Josh a performance bonus reasonably equivalent to the same bonus Robin or Josh received prior to a Change in Control, given comparable performance by the Corporation, or (e) after a Change in Control, the failure by the Corporation to provide Robin or Josh with the number of paid vacation days to which Robin or Josh is entitled. For purposes of this Paragraph, "Change in Control" shall mean any one or more of the following: (a) a merger of the Corporation with or into any other corporation in which the Corporation is not the surviving corporation or in which the Corporation survives as a subsidiary of another corporation; (b) a consolidation of the Corporation with any other corporation; or (c) a sale or disposition of all or substantially all of the Corporation's assets

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or the adoption of a plan of complete liquidation of the Corporation.

          (f) The term of the contracts shall be five (5) years.

          (g) Termination for cause shall be defined as a binding arbitration finding of (a) gross misconduct in the performance of the duties of employment causing material harm to the Corporation, or (b) intentional fraud or embezzlement involving the business of the Corporation causing material harm to the Corporation.

          (h) Disputes arising out of the interpretation or enforcement of any provision of the management contracts shall be resolved by binding arbitration according to the commercial rules of the American Arbitration Association.

          3.2  LOANS TO THE CORPORATION

          The Buyer agrees to loan the Corporation, prior to the effective date of a registration statement filed for an initial public offering for stock of the Corporation, at the minimum interest rate required by the Internal Revenue Code of 1986 as amended: (i) up to $100,000 for each of up to 24 stores, in the 24 months commencing with the Closing Date; (ii) up to $100,000 for factory expansion within the nine months following the Closing Date; (iii) other working capital necessary to implement franchising area development relationships and conduct the business of the Corporation; (iv) $100,000 to repay the Corporation's debt to the Small Business Administration ("SBA Loan"); and (v) $75,000 to repay a loan in like amount to _______________.

          3.3  CONFIDENTIALITY

          Neither the Selling Parties nor the Buyer shall issue any communications of any nature to any third party regarding the transactions contemplated by this Agreement until the issuance of a public announcement mutually agreed upon by the Selling Parties and the Buyer.

          3.4  USE OF TRADE NAMES AND LOGOS

          The Corporation, and the Buyer, each grants the other the right to use its respective Trade Names and Logos in press releases or other written materials, provided that the other first approves the manner and nature of such use.

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                                  ARTICLE FOUR
                         REPRESENTATIONS AND WARRANTIES
                               OF ROBIN AND JOSH

          4. Robin and Josh represent and warrant that:

               4.1  ORGANIZATION, STANDING, AND QUALIFICATION OF CORPORATION

          The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of California and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it. Neither the ownership of its properties nor the nature of its business requires Corporation to be qualified in any jurisdiction other than the state of its incorporation.

               4.2  CAPITAL STRUCTURE

          The authorized capital stock of Corporation consists of 100,000 shares of common stock, having no par value, of which 37,500 shares are issued and outstanding. All the Shares are validly issued, fully paid, and nonassessable, and such Shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

               4.3  TITLE TO SHARES

          The Corporation's issued and outstanding shares are duly issued, fully paid, nonassessable, and are solely owned by Robin and Josh beneficially and of record. None of said shares are subject to any pledge, option, hypothecation, lien, or rights in any third party by grant of a Selling Party or by operation of law, nor has the Corporation issued any options, warrants, promises, agreements, or other rights with respect to any of its authorized but unissued shares.

               4.4  INTERESTS IN OTHER ENTITIES

          The Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, except for Color Me Mine Franchising, Inc. and Caulk N' Paw, Inc., both California corporations.

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               4.5  FINANCIAL STATEMENTS

          To the best of their knowledge, the Corporation's financial statements provided to BDO Seidman, LLP are true and accurate in all material respects.

               4.6  DESCRIPTION OF REAL PROPERTY

          The Corporation leases property at 633 North La Brea Avenue, Los Angeles, CA 90036, 16101 Ventura Boulevard, Encino, CA 91436, 1109 Montana Avenue, Santa Monica, CA 90403, 239 South Beverly Drive, Beverly Hills, CA 90212, 14810-12 Oxnard Street, Van Nuys, CA 91411, and 5269 East Second Street, Long Beach, CA. All of such leases are valid and in full force and there does not exist any default or event that with notice or lapse of time or both would constitute a default under any of these leases. The Corporation does not own any real property.

               4.7  OTHER TANGIBLE PROPERTY

          From the date hereof to the Closing Date, there will be no material change in the machinery, equipment, furniture and supplies and other tangible personal property owned by, in the possession of, or used by the Corporation in connection with its business.

               4.8  TRADE NAMES, TRADEMARKS AND COPYRIGHTS

          On February 16, 1994, the California Secretary of State issued to Color Me Mine a certificate of registration for the service mark "Color Me Mine". The trademark "Color Me Mine" has been registered with the U.S. Patent and Trademark Office ("PTO") in the name of Color Me Mine Partnership ("Partnership"). An assignment of rights in such federal trademark from the Partnership to the Corporation was filed with the PTO in August 1995.

               4.9  ASSETS

          Corporation has a good and marketable title to all its assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the businesses of Corporation. All these assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (a) those disclosed in Corporation's consolidated balance sheet as of ________________, or included in the financial statements provided to the Buyer; (b) the lease of the Corporation's Jeep; (c) the loan on the Corporation's van; (d) the assets of the Corporation which secure the SBA Loan; (e) the lien of current taxes not yet due and payable; and (f) possible minor

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matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations. Corporation is not in default or in arrears in any material respect under any lease. All real property and tangible personal property of Corporation is in good operating condition and repair, ordinary wear and tear excepted. Corporation is in possession of all premises leased to them from others. Neither Selling Parties; nor any officer, director, or employee of Corporation; nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Corporation or any copyrights, patents, trademarks, trade names, or trade secrets licensed by Corporation. Corporation does not occupy any real property in violation of any law, regulation, or decree.

               4.10 COMPLIANCE WITH LAWS

          Corporation has complied in all material respects with all federal, state, and local laws and regulations and has not been cited for any violation of any such law or regulation, except for potential inadvertent non-payment of taxes or other legally required fees which can be rectified through payment.

               4.11 LITIGATION

          In July 1995, a former employee of the Corporation threatened a suit for wrongful termination; however, no action has been taken with respect to such suit. In a matter unrelated to that in the preceding sentence, the Corporation is waiting for the scheduling of an arbitration proceeding with respect to its breach of contract claim in the amount of approximately $6,000. Except for the matters described in the preceding two sentences (collectively referred to as the "Claims"), there is not pending, or, to the best knowledge of the Selling Parties, threatened, any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Corporation or its businesses, assets, or financial condition. The Claims, if decided adversely to the Corporation, will not result in a material adverse change in the business, assets, or financial condition of Corporation.

               4.12 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION

          Except as set forth herein, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a breach of any term or provision of this Agreement; (b) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Corporation or any lease, license, promissory note (other than any promissory note evidencing a loan which will be paid off prior to or at

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Closing), conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Selling Parties or Corporation is a party or by which any of them or the property of any of them is bound; (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Corporation; or (d) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Corporation.

               4.13 AUTHORITY AND CONSENTS

          The Selling Parties have the right, power, legal capacity, and authority to enter into, and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than the Selling Parties are necessary in connection with it.

                                  ARTICLE FIVE
                    REPRESENTATIONS AND WARRANTIES OF BUYER


          5.   Buyer represents and warrants that:

               5.1 The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all necessary corporate powers to own its properties and to operate its business as now owned and operated by it. The Buyer is qualified to do business in each jurisdiction where the nature of its business requires it to be qualified.

               5.2 Except as set forth in any exhibit hereto, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a breach of any term or provision of this Agreement; (b) a default or an event that, with notice or lapse of time or both, would be a default, breach, or violation of the articles of incorporation or bylaws of Buyer or any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party or by which Buyer or the property of Buyer is bound; (c) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of Buyer; or (d) the creation or imposition of any lien, charge, or encumbrance on any of the properties of Buyer.

               5.3 The Buyer has the right, power, legal capacity and authority to enter into and to perform its obligations under this Agreement and no approvals or consents of any persons other than its Board of Directors are necessary in connection with it.

               5.4 The shares of its common stock to be issued to Selling Parties pursuant to Sections 2.1 and 2.2 hereof will, when

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issued, have been duly authorized, validly issued, fully paid and nonassessable.

                                  ARTICLE SIX
                  SELLING PARTIES' OBLIGATIONS BEFORE SELLING

          6. The Selling Parties on behalf of the Corporation covenant that from the date of this Agreement until the Closing:

               6.1 The Buyer and its counsel, accountants, and other representatives shall have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Corporation. The Selling Parties shall furnish or cause to be furnished to the Buyer and its representatives all data and information concerning the business, finances, and properties of Corporation that may reasonably be requested.

          Nothing in this Agreement shall obligate Selling Parties to disclose any classified information or provide any access to representatives of the Buyer prohibited or not authorized by applicable governmental authority.

               6.2 The Corporation will carry on its business and activities diligently and in substantially the same manner as it previously has been carried out and shall not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Corporation as of the date of this Agreement.

               6.3 The Corporation will use its best efforts to preserve its business organization intact, to keep available to the Corporation its present officers and employees, and to preserve its present relationships with suppliers, customers, and others having business relationships with them.

               6.4 The Corporation will not (a) amend its articles of incorporation or bylaws; (b) issue any shares of its capital stock; (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (d) agree to do any of the acts listed above.

               6.5 The Corporation will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of their businesses. At the request of the Buyer and at the Buyer's sole expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, the Corporation carry on any of its properties or in

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respect of its operations shall be increased by the amount or amounts the Buyer shall specify.

               6.6 The Corporation will not do, or agree to do, any of the following acts: (a) make any change in compensation payable or to become payable by the Corporation, to any officer, employee, sales agent, or representative; or
(b) make any change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment.

               6.7 The Corporation will not do or agree to do, without the Buyer's consent, any of the following acts:

               (a) Enter into any contract, commitment, or transaction not in the usual and ordinary course of its business;

               (b) Enter into any contract, commitment, or transaction in the usual and ordinary course of business involving an amount exceeding $50,000, individually, or $200,000 in the aggregate;

               (c) Make any capital expenditure in excess of $25,000 for any single item or $50,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000; or

               (d) Sell or dispose of any capital assets.

               6.8  The Corporation will not:

               (a) Declare, set aside, or pay any dividend or make any distribution in respect of its capital stock;

               (b) Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or

               (c) Enter into any agreement obligating it to do any of the foregoing prohibited acts.

               6.9 The Corporation will not do, or agree to do, any of the following acts: (a) pay any obligation or liability, fixed or contingent, other than current liabilities; (b) waive or compromise any right or claim; or (c) cancel, without full payment, any note, loan, or other obligation owing to the Corporation.

               6.10 The Corporation will not modify, amend, cancel, or terminate any of its existing contracts or agreements, or agree to do any of those acts.

          All representations and warranties of the Selling Parties set forth in this Agreement and in any written statements delivered

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to the Buyer by the Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date.

                                 ARTICLE SEVEN
                            CONFIDENTIAL INFORMATION

          7. Each party to this Agreement will not intentionally disclose, and will use its best efforts to prohibit the unintentional disclosure, to any third party of any trade secrets or other confidential or proprietary information concerning the other party unless the disclosure is expressly assented to in writing by the other party from the date of this Agreement until the Closing Date. All information furnished to one party by the other party will be considered confidential or proprietary information unless otherwise so indicated by the party furnishing the information.

                                 ARTICLE EIGHT
                CONDITIONS PRECEDENT TO THE BUYER'S PERFORMANCE

          8. The obligations of the Buyer to purchase the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article. The Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties or the Corporation shall be in default of any of their representations, warranties, or covenants under this Agreement.

               8.1  ACCURACY OF SELLING PARTIES' REPRESENTATION AND WARRANTIES

          Except as otherwise permitted by this Agreement, all representations and warranties by the Selling Parties in this Agreement, or in any written statement that shall be delivered to the Buyer by any of them under this Agreement, shall be true in all material respects on and as of the Closing Date as though made at that time.

               8.2  PERFORMANCE BY SELLING PARTIES

          The Selling Parties shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them, or any of them, on or before the Closing Date.

               8.3  NO MATERIAL ADVERSE CHANGE

          During the period from the date of most recent financial statement to the Closing Date, there shall not have been any material adverse change in the financial condition or the results

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of operations of the Corporation, and the Corporation shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects their ability to conduct a material part of its business.

               8.4  ABSENCE OF LITIGATION

          No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened by a third party on or before the Closing Date.


               8.5  APPROVAL OF DOCUMENTATION

          The form and substance of all certificates, instruments, opinions, and other documents delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to the Buyer and its counsel and Buyer's counsel shall be satisfied that the transactions described herein will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

                                  ARTICLE NINE
                  CONDITIONS PRECEDENT TO SELLERS' PERFORMANCE

          9. The obligations of the Selling Parties to sell and transfer the Shares under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. The Selling Parties may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by the Selling Parties of any of their other rights or remedies, at law or in equity, if the Buyer should be in default of any of its representations, warranties, or covenants under this agreement.

               9.1  ACCURACY OF THE BUYER'S REPRESENTATION AND WARRANTIES

          All representations and warranties by the Buyer contained in this Agreement or in any written statement delivered by the Buyer under this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of that date.

               9.2  THE BUYER'S PERFORMANCE

          The Buyer shall have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy before or at the Closing.

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               9.3  THE BUYER'S CORPORATE APPROVAL

          The board of directors of the Buyer shall have duly authorized and approved the execution and delivery of this Agreement and all corporate action necessary or proper to fulfill the Buyer's obligations to be performed under this Agreement on or before the Closing Date.

               9.4  NO MATERIAL ADVERSE CHANGE

          During the period from the date of most recent financial statement to the Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of the Buyer, and the Buyer shall not have sustained any material loss or damage to its assets, whether or not insured, that materially affects its ability to conduct a material part of its business.

               9.5  ABSENCE OF LITIGATION

          No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened by a third party on or before the Closing Date.

               9.6  APPROVAL OF DOCUMENTATION

          The form and substance of all certificates, instruments, opinions, and other documents delivered to the Buyer under this Agreement shall be satisfactory in all reasonable respects to the Selling Parties and its counsel and Selling Parties' counsel shall be satisfied that the transactions described herein will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

                                  ARTICLE TEN
             CONDITIONS PRECEDENT TO BUYERS AND SELLERS PERFORMANCE

          10. The obligations of Buyer and Seller to consummate the transaction contemplated by this Agreement shall be subject to the following:

               10.1 The execution of separate Management Contracts between the Buyer, on the one hand, and Robin and Josh, on the other hand;

               10.2 The execution of separate Shareholders Agreements between the Buyer, on the one hand, and Robin and Josh, on the other hand, providing, among other things, that the Selling Parties will receive tagalong rights in the event Buyer sells its shares in the Corporation to a third party and the right to put

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their shares in the Corporation to the Buyer in the event that their employment is terminated other than for "cause" or for "Good Reason" as described in Paragraph 3.1 herein.

               10.3 An executed Escrow Agreement with respect to the Escrowed Shares between the Buyer and the Selling Parties, on the one hand, and the Escrow Holder, on the other hand; and

               10.4 To the extent required by the terms of the leases referred to in Section 4.6, the consent of the relevant landlord to the sale and transfer of the Shares contemplated by this Agreement.

                                 ARTICLE ELEVEN
                                  THE CLOSING

          11. The transfer of the Shares by Selling Parties to the Buyer ("Closing"), shall take place at the offices of Koo Koo Roo, Inc., at 11075 Santa Monica Boulevard, Suite 225, Los Angeles, California, at 10:00 a.m. local time, on March 22, 1996, or at such other time and place as the parties may agree to in writing ("Closing Date").

          At the Closing, the Selling Parties shall deliver to the Buyer the following instruments in form and substance satisfactory to the Buyer and its counsel against the delivery of the items specified in Paragraph 10.

               11.1 A certificate or certificates representing the Shares registered in the name of the Selling Parties, duly endorsed by the Selling Parties for transfer or accompanied by an assignment of the Shares duly executed by the Selling Parties.

               11.2 The stock books, stock ledgers, minute books and corporate seals of the Corporation.

                                 ARTICLE TWELVE
                       THE BUYER'S OBLIGATION AT CLOSING

          At the Closing, the Buyer shall deliver the following:

               12.1 A share certificate, bearing the appropriate state and federal legend restrictions against transfer, for Two Hundred Seventy-Seven Thousand (277,000) shares the Buyer's common stock, issued in the name of the Selling Parties as husband and wife, as joint tenants with right of survivorship.

               12.2 A share certificate, bearing the appropriate state and federal legend restrictions against transfer, for One Hundred Thousand (100,000) shares of the Buyer's common stock, issued in the name of the Selling Parties as husband and wife, as joint tenants with right of survivorship, to be delivered to Harry

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S. Stahl, Esq. to be held in escrow as provided in paragraph 2.3 of this
Agreement.

               12.3 The loans referred in Section 3.2 (iv) and (v), respectively.

                                ARTICLE THIRTEEN
                               SELLERS' INDEMNITY

          13. The Selling Parties shall indemnify, defend, and hold harmless the Buyer against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees, that it shall incur or suffer, which arise, result from, or relate to any breach of, or failure by the Selling Parties to perform, any of their representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Selling Parties under this Agreement; provided, however, that the indemnity
                                      --------  -------
provided for herein shall only apply to claims which in the aggregate exceed the sum of $100,000.

          The Buyer shall promptly notify the Selling Parties of the existence of any claim, demand, or other matter to which the Selling Parties's indemnification obligations would apply and shall give them a reasonable opportunity to defend the same at their own expense and with counsel of their own selection; provided that the Buyer shall at all times also have the right to fully participate in the defense at its own expense. If the Selling Parties shall, within a reasonable time after this notice, fail to defend, the Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Selling Parties. If the claim is one that cannot by its nature be defended solely by the Selling Parties (including, without limitation, any federal or state tax proceeding), then the Buyer shall make available all information and assistance that Selling Parties may reasonably request.

                                ARTICLE FOURTEEN
                             THE BUYER'S INDEMNITY

          14. The Buyer agrees to indemnify and hold harmless the Selling Parties against, and in respect of, any and all claims, losses, expenses, costs, obligations, and liabilities that they may incur by reason of the Buyer's breach of or failure to perform any of its warranties, guaranties, commitments, or covenants in this Agreement, or by reason of any act or omission of the Buyer, or any of its successors or assigns, after the Closing Date, that constitutes a breach or default under, or a failure to perform, any obligation, duty, or liability of any of the Selling Parties under

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

any loan agreement, lease, contract, order, or other agreement to which it is a party or by which it is bound at the Closing Date, but only to the extent to which the Buyer expressly assumes these obligations, duties, and liabilities under this Agreement; provided, however, that the indemnity provided for herein
                      --------  -------
shall only apply to claims which in the aggregate exceed $100,000.

          Notwithstanding the foregoing, the Buyer agrees to indemnify Robin and Josh, as individuals, against any claims brought against them by West Coast Capital, LLC in connection with a certain investment banking letter of engagement dated September 4, 1995, executed between the Corporation and West Coast Capital, LLC.

          The Selling Parties shall promptly notify the Buyer of the existence of any claim, demand, or other matter to which the Buyer's indemnification obligations would apply and shall give it a reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that the Selling Parties shall at all times also have the right to fully participate in the defense at their own expense. If the Buyer shall, within a reasonable time after this notice, fail to defend, the Selling Parties shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment), the claim or other matter on behalf, for the account, and at the risk, of the Buyer. If the claim is one that cannot by its nature be defended solely by the Buyer (including, without limitation, any federal or state tax proceeding), then the Selling Parties shall make available all information and assistance that Buyer may reasonably request.


                                ARTICLE FIFTEEN
             NATURE AND SURVIVAL OF REPRESENTATIONS AND OBLIGATIONS

          15.  SURVIVAL OF REPRESENTATION AND OBLIGATIONS

          No representations or warranties whatsoever are made by any party, except as specifically set forth in this Agreement, or in an instrument, certificate, opinion, or other writing provided for in this agreement. All statements contained in any of these instruments, certificates, opinions, or other writings shall be deemed to be representations and warranties under this Agreement. The representations, warranties, and indemnities made by the parties in this Agreement or in instruments, certificates, opinions, or other writings provided for in the covenants and agreements to be performed or complied with by the respective parties under it before the Closing Date, shall be deemed to be continuing and shall survive the Closing, but shall expire on the first anniversary date following the Closing Date, unless a specific claim in writing with respect to these matters shall have been made, or an action at law or in equity shall have been commenced or filed, before this anniversary date. Nothing in this

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paragraph shall affect the obligations and indemnities of the parties with respect to covenants and agreements contained in this agreement that are permitted to be performed, in whole or in part, after the Closing Date.

                                ARTICLE SIXTEEN
                               GENERAL PROVISIONS

               16.1 GOVERNING LAW AND JURISDICTION; BINDING ARBITRATION

          This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby. Any dispute arising out of the interpretation or enforcement of any provision of this Agreement shall be submitted to binding arbitration according to the commercial rules of the American Arbitration Association.

               16.2 NOTICES

          All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopies, addressed as follows:

     PARTY               ADDRESS
     -----               -------

     Buyer               Michael D. Mooslin, President
                         Koo Koo Roo, Inc.
                         11075 Santa Monica Boulevard, Suite 225
                         Los Angeles, California 90025
                         Telecopier No:. 310-479-8843

       with a copy, which shall not constitute notice, to:

                         Harry S. Stahl, Esq.
                         McKenna & Stahl
                         2603 Main Street, Suite 1010
                         Irvine, California 92714
                         Telecopier No.: 714-752-6723

     Selling Parties     Robin Monroe and Josh Culver
                         16101 Ventura Boulevard
                         Encino, California 91436
                         Telecopier No.:  818-379-9665

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

       with a copy, which shall not constitute notice, to:

                         Darcy L. Simon, Esq.
                         Ervin, Cohen & Jessup
                         9401 Wilshire Boulevard, Suite 900
                         Beverly Hills, California 90212
                         Telecopier No.:  310-859-2325

          All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telecopied.

               16.3 ATTORNEYS' FEES

          In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

               16.4 COMPLETE AGREEMENT

          This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to such subject matter in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

               16.5 BINDING

          This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

               16.6 UNENFORCEABLE TERMS

          Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

               16.7 EXECUTION IN COUNTERPARTS

          This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

               16.8 FURTHER ASSURANCE

          From time to time each Party hereby agrees to and shall execute and deliver such further instruments and will take such other action as any other Party may reasonable request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

               16.9 INCORPORATION BY REFERENCE

          All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

               16.10 ACKNOWLEDGEMENT OF ATTORNEY REPRESENTATION

          Selling Parties acknowledge that McKenna & Stahl has acted only as attorneys for Buyer in connection with the negotiation and execution of this Agreement; that it has been advised by McKenna & Stahl to seek independent representation by counsel of its own choice; and that it is not relying upon said law firm to act as its personal attorney in connection with any matter relating to this Agreement.

               16.11 MISCELLANEOUS PROVISIONS

          The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this agreement shall in all cases by construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

                             (Signature on page 20)

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

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.




BUYER                                    SELLING PARTIES
Koo Koo Roo, Inc.
A Delaware Corporation



By:  /s/ Kenneth Berg                    /s/ Robin Monroe
     ----------------------------        -------------------
     Kenneth Berg, Chairman & CEO        Robin Monroe


                                         /s/ Josh Culver
                                         -------------------
                                         Josh Culver

                                 \ \ \ \ \ \ \

                  (Signature page to Agreement for Acquisition
                            of Color Me Mine, Inc.)

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